UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2013 (April 16, 2013)

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Park Place Corporate Center One

1000 Commerce Drive, Suite 400

Pittsburgh, PA 15275

(Address of principal executive offices) (Zip Code)

(877) 950-7473

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into Material Definitive Agreement.

Pending TEAK Midstream Acquisition

On April 16, 2013, Atlas Pipeline Mid-Continent Holdings, LLC, a wholly owned subsidiary of Atlas Pipeline Partners, L.P. (the “Company”), entered into a definitive agreement (the “Purchase and Sale Agreement”) with TEAK Midstream Holdings, LLC and its wholly owned subsidiary TEAK Midstream, L.L.C. (“TEAK”) to purchase 100% of its outstanding member and other ownership interests for $1.0 billion in cash, subject to customary purchase price adjustments. TEAK’s assets primarily include gas gathering, processing and treating facilities in South Texas.

Closing of the pending TEAK acquisition is expected to occur in May 2013 with an effective date of April 1, 2013, and is subject to customary closing conditions. There can be no assurance that the acquisition will be completed in the anticipated time frame, or at all. A copy of the Purchase and Sale Agreement is attached hereto as Exhibit 2.1.

Class D Preferred Unit Purchase Agreement

On April 16, 2013, the Company executed a Class D preferred unit purchase agreement for a private placement of $400 million of its Class D convertible preferred units to third party investors, at a negotiated price per unit of $30.41, subject to adjustment. The Class D preferred units will be offered and sold in a private transaction exempt from registration under Section 4(2) of the Securities Act of 1933, as amended. The issuance of the Class D preferred units is subject to customary closing conditions, including the closing of the pending TEAK acquisition discussed above, and there can be no assurance that all of the conditions to closing will be satisfied. A copy of the Class D preferred unit purchase agreement is attached hereto as Exhibit 10.1.

The Company will have the right to convert the Class D preferred units, in whole but not in part, beginning one year following their issuance, into common units, subject to customary anti-dilution adjustments. Unless previously converted, all Class D preferred units will convert into common units at the end of eight full quarterly periods following their issuance. The Class D preferred units will receive distributions of additional Class D preferred units for the first four full quarterly periods following their issuance, and thereafter will receive distributions in Class D preferred units, or cash, or a combination of Class D preferred units and cash, at the discretion of the Company’s general partner.

Upon issuance of the Class D preferred units, the Company will enter into a registration rights agreement pursuant to which it will agree to file a registration statement with the Securities and Exchange Commission to register the resale of the common units issuable upon conversion of the preferred units. The Company will agree to use its commercially reasonable efforts to have the registration statement declared effective within 180 days of the date of conversion.

Item 3.02 Unregistered Sales of Equity Securities.

The disclosure set forth above under Item 1.01 to this Current Report is hereby incorporated by reference into this Item 3.02.

Item 7.01 Regulation FD Disclosure.

On April 16, 2013, the Company issued a press release related to the foregoing. A copy of the press release is attached as Exhibit 99.1 to this Current Report. The information under this item in this Current Report, including the exhibits hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

Not applicable.

(b) Pro forma financial information.

Not applicable.

(c) Shell company transactions.

Not applicable.

(d) Exhibits.

2.1	Purchase and Sale Agreement, dated as of April 16, 2013, among TEAK Midstream Holdings, LLC, TEAK Midstream, L.L.C. and Atlas Pipeline Mid-Continent Holdings, LLC. The schedules to the Purchase and Sale Agreement have been omitted pursuant to Item 601(b) of Regulation S-K. A copy of the omitted schedules will be furnished to the U.S. Securities and Exchange Commission supplementally upon request.

10.1	Class D Preferred Unit Purchase Agreement, dated as of April 16, 2013, among Atlas Pipeline Partners, L.P. and the various purchasers party thereto.

99.1	Press Release of Atlas Pipeline Partners, L.P. dated April 16, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 17, 2013	ATLAS PIPELINE PARTNERS, L.P.

By: Atlas Pipeline Partners GP, LLC,
its general partner

	By:	/s/ Robert W. Karlovich, III
	Name:	Robert W. Karlovich, III
	Its:	Chief Financial Officer